Exhibit 99.3

On October 2, 2017, Scientific Games Corporation (“we” or “us”) included the following risk factors in the offering memorandum for the proposed offering of senior secured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-U.S. persons in accordance with Regulation S under the Securities Act.

References to “NYX Acquisition” in the risk factors below refer to the pending acquisition by Scientific Games Corporation of NYX Gaming Group Limited (“NYX”), which was previously disclosed by us in Item 1.01 of our Current Report on Form 8-K filed with the SEC on September 21, 2017.

We may be unable to complete the NYX Acquisition, or may not consummate it on the terms described herein.

This offering is expected to be completed prior to the closing of the NYX Acquisition. We expect to consummate the NYX Acquisition during the first quarter of 2018, and intend to apply all of the net proceeds from this offering to fund a portion of the purchase price for the NYX Acquisition. See “Use of proceeds.” The consummation of the NYX Acquisition, however, is subject to the satisfaction of certain conditions, including NYX shareholder approval, approval by the Royal Court of Guernsey and receipt of approvals from gaming regulatory authorities in certain jurisdictions. We cannot assure that these conditions will be satisfied and, accordingly, we cannot assure that the NYX Acquisition will be consummated on the anticipated schedule or at all.

This offering is not conditioned upon the completion of the NYX Acquisition, and by participating in this offering, you are investing in us on a stand-alone basis and recognize that we may not consummate the NYX Acquisition.

If the NYX Acquisition is not completed, we could be subject to a number of risks that may adversely affect our business, including:

•	we will be required to pay costs relating to the NYX Acquisition, such as legal, accounting, financial advisory and printing fees, and, in certain circumstances, a termination fee;

•
time and resources committed by our management to matters relating to the NYX Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and we would not realize the benefits we expect to realize from consummating the NYX Acquisition.

Uncertainties related to our proposed acquisition of NYX could negatively affect our financial condition and results of operations and could negatively impact our stock price.

Under the terms of the arrangement agreement entered into in connection with the NYX Acquisition, the closing of the NYX Acquisition is subject to the satisfaction of certain conditions, including NYX shareholder approval, approval by the Royal Court of Guernsey and receipt of approvals from gaming regulatory authorities in certain jurisdictions. We cannot assure that the conditions of the arrangement agreement will be met in a timely manner or at all, or that the transaction will close.

If the conditions to closing the NYX Acquisition have been satisfied and we are unable to close, we would be required to pay to NYX a termination fee of CAD$30 million. The failure of the transaction to close on a timely basis or at all, including if we are required to pay a termination fee in connection with the termination of the arrangement agreement, could have an adverse effect on our business, financial condition, results of operations or cash flows.

A substantial delay in obtaining the required approvals could have an adverse effect on the anticipated benefits of the acquisition, thereby impacting our business, financial condition or results of operations or potentially preventing the completion of the acquisition entirely.

Uncertainty about the effect of the proposed transaction on employees, customers and suppliers may have an adverse effect on us. In addition, if the transaction is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits of having consummated the transaction, we will be subject to a number of risks which, if they materialize, might adversely affect our business, results of operation and share price, including without limitation costs and expenses relating to the proposed transaction, including substantial commitments of time and resources by our management which could otherwise have been devoted to other opportunities beneficial to us.

Our inability to complete acquisitions, including the pending NYX Acquisition, and to integrate acquired businesses successfully could limit our growth or disrupt our plans and operations, and we may not achieve the intended benefits of these acquisitions.

From time to time, we pursue strategic acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify and complete commercially viable acquisitions. We cannot assure that acquisition opportunities will be available on acceptable terms or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions.

We may not be able to successfully integrate any businesses that we acquire, including NYX, or do so within the intended timeframes. We could face significant challenges in managing and integrating our acquisitions and our combined operations, including acquired assets, operations and personnel. In addition, the expected synergies associated with such acquisitions may not be fully realized, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows and financial condition. We expect to incur costs related to our contemplated integration activities. Acquisition transactions also may disrupt our ongoing business or current plans and operations, which could delay the achievement of our strategic objectives.

In particular, the NYX Acquisition will result in an expansion of our portfolio of content, technology and products. Our business may be negatively impacted following the NYX Acquisition if we are unable to effectively manage our expanded operations. The integration planning before the NYX Acquisition and the implementation of our integration plans following the transaction will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business. We also cannot assure that we will not incur liabilities for the past activities of NYX or its subsidiaries.